Exhibit 77(a)(1)

AMENDMENT NO. 19 TO TRUST INSTRUMENT OF

ING VARIABLE INSURANCE TRUST

Abolition of Series of Shares of Beneficial Interest

Effective: April 28, 2008

THIS AMENDMENT NO. 19 TO THE TRUST INSTRUMENT OF ING VARIABLE INSURANCE TRUST, a Delaware statutory trust (the “Trust”), dated July 15, 1999 (the “Trust Instrument”), as amended, reflects resolutions adopted by the Board of Trustees on January 31, 2008, with respect to ING VP Global Equity Dividend Portfolio, a series of the Trust (the “Fund”), acting pursuant to Section 2.6 and Section 11.4 of the Trust Instrument of the Trust.  The resolutions serve to abolish the Fund, and the establishment and designation thereof, there being no shares of such series outstanding at the time of their abolition.

ING VARIABLE INSURANCE TRUST

SECRETARY’S CERTIFICATE

I, Huey P. Falgout, Jr., Secretary of ING Variable Insurance Trust (“IVIT” or the “Trust”), do hereby certify that the following is a true copy of  resolutions duly adopted by the Board of Trustees of the Trust at a meeting held on January 31, 2008 with regard to the dissolution of a series of the Trust:

RESOLVED, that the Plan of Liquidation and Dissolution of Series in the form presented at the Meeting, which sets forth the terms and conditions of the proposed liquidation of ING VP Global Equity Dividend Portfolio (“Portfolio”), a series of ING Variable Insurance Trust (“IVIT”), together with any non-material changes approved by an officer of the Portfolio be, and it hereby is, approved to be effective upon shareholder approval; and

FURTHER RESOLVED, that the Board hereby approves the dissolution of the Portfolio; and

FURTHER RESOLVED, that the appropriate officers of IVIT, be, and each hereby is, authorized, with the assistance of counsel, to take any and all such actions they determine, in their discretion, to be necessary or desirable to carry out the purpose of the foregoing resolutions, including, but not limited to, the termination of the Portfolio, and to execute and deliver all such documents in the name of, and on behalf of, IVIT as in their judgment shall be necessary to accomplish the purpose of these resolutions.

/s/ Huey P. Falgout, Jr._______
Huey P. Falgout, Jr.
Secretary

Dated:  April 28, 2008